                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)

Filed by the Registrant / /
Filed by a Party other than the Registrant /X/

Check the appropriate box:

/X/   Preliminary Proxy Statement         / /  Confidential, for Use of the
/ /   Definitive Proxy Statement               Commission Only (as permitted by
/ /   Definitive Additional Materials          Rule 14a-6(e)(2))
/ /   Soliciting Material Pursuant to
      Rule 14a-11(c) or Rule 14a-12


              BULL & BEAR U.S. GOVERNMENT SECURITIES FUND, INC.
              -------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

          KARPUS MANAGEMENT, INC. d/b/a KARPUS INVESTMENT MANAGEMENT
                           -----------------------
                  (Name of Person(s) Filing Proxy Statement,
                        if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies: Not applicable.

(2) Aggregate number of securities to which transaction applies: Not applicable.

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): Not applicable.

(4)  Proposed maximum aggregate value of transaction: Not applicable.

(5)  Total fee paid: Not applicable.

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid: Not applicable.

(2)  Form, Schedule or Registration Statement No.: Not applicable.

(3)  Filing Party: Not applicable.

(4)  Date Filed: Not applicable.

               BULL & BEAR U.S. GOVERNMENT SECURITIES FUND, INC.

------------------------------------------------------------------------

                      PROXY STATEMENT FOR SPECIAL MEETING
                       OF KARPUS MANAGEMENT, INC. d/b/a
                         KARPUS INVESTMENT MANAGEMENT

------------------------------------------------------------------------


         This Proxy Statement is furnished in connection with a solicitation of proxies by Karpus Management, Inc. doing business as Karpus Investment Management ("KIM"), to be used at a Special Meeting of Shareholders of Bull & Bear U.S. Government Securities Fund, Inc. After reviewing the proxy statement, PLEASE TAKE THIS OPPORTUNITY TO SIGN AND RETURN THE PROXY CARD. YOUR VOTE IS CRITICAL. KARPUS MANAGEMENT, INC. RECOMMENDS THAT YOU VOTE AGAINST THE PROPOSALS RECOMMENDED BY THE BOARD OF DIRECTORS AND VOTE FOR THE KIM PROPOSALS.

To the Stockholders:

         A special Meeting of Stockholders of Bull & Bear U.S. Government Securities Fund, Inc. (the "Fund") will be held at the offices of Stroock & Stroock & Lavan LLP, 180 Maiden Lane, 34th Floor, New York, New York, on___________, 1998 at 8:00 a.m. Karpus Management, Inc. d/b/a Karpus Investment Management, Inc. is soliciting proxies for the following purposes:

I.       TO TERMINATE THE MANAGEMENT CONTRACT OF BULL & BEAR
         ADVISERS IN RESPECT TO THE FUND.

II.      UPON PROPOSAL #1 PASSING BY THE MAJORITY OF
         SHAREHOLDERS THEN KARPUS MANAGEMENT, INC. d/b/a
         KARPUS INVESTMENT MANAGEMENT, INC. BE NAMED AS THE
         REPLACING INVESTMENT ADVISER AND MANAGER FOR THE
         FUND.

III.     TO RETAIN THE FUND'S CURRENT INVESTMENT OBJECTIVE
         AND INVESTMENT POLICIES.

IV.      TO RETAIN THE CURRENT NAME OF THE FUND

IV.      TO REMAIN A DIVERSIFIED INVESTMENT COMPANY.

         This Proxy Statement is furnished in connection with a solicitation of proxies by Karpus Management, Inc. to be used at the Special Meeting of Stockholders ("Meeting") of the Fund to be held on _____________________, 1998 at 8:00 a.m. at the offices of Stroock & Stroock & Lavan LLP, 180 Maiden Lane, 34th Floor, New York, New York. Stockholders of record at the close of business on ____________,1998 ("Record Date") are entitled to be present and to vote on matters at the meeting. Stockholders are entitled to one vote for each Fund share held and fractional votes for each fractional Fund share held. Stockholders of the Fund will vote as a single class and will vote separately on each proposal. Shares represented by executed and unrevoked proxies will be voted in accordance with the specifications made thereon. If the enclosed form or proxy is executed and returned, it nevertheless may be revoked by another proxy or by letter or telegram directed to the Fund, which must indicate the stockholder's name. To be effective, such revocation must be received prior to the Meeting. In addition, any stockholder who attends the Meeting in person may vote by ballot at the Meeting, thereby canceling any proxy previously given. As of the Record Date, the Fund had __________ shares of common stock issued and outstanding.

         It is estimated that proxy materials will be mailed to stockholders of record on or about____________________, 1998. The Fund's principal executive offices are located at 11 Hanover Square, New York, New York 10005. Copies of the Fund's most recent Annual and Semi-Annual Reports are available without charge upon written request to the Fund at 11 Hanover Square, New York, New York 10005m or by calling toll-free 1-888-847-4200. Bull & Bear Advisers, Inc. (the "Investment Manger"), located at 11 Hanover Square, New York, New York 10005 is the Fund's investment manager.

PROPOSAL I:     TO TERMINATE THE MANAGEMENT
                CONTRACT OF  BULL & BEAR ADVISERS, INC.
                IN RESPECT TO THE FUND

         KIM is proposing the termination of the management contract of Bull & Bear Advisers in respect to the Fund due to inferior investment performance and uncontrolled expenses. KIM believes that the Fund has generated inadequate investment returns for shareholders. On October 4, 1996, Fund management recommended the conversion of the Fund from an open-end format to closed-end format. This was subsequently approved by the shareholders. From this date (10/4/96) through and including June 30, 1998 shares of the Fund have experienced a -11.7647% price decline. The market price on October 4, 1996 was $14.75 per share, whereas the June 30, 1998 market price was $13.125 per share. (Based on closing prices.) The total return of the Fund including dividends being reinvested in shares equaled an annual equivalent of 0.0462% (10/4/96 through 6/30/98). During this same time period the Merrill Lynch 1-10 Year U.S. Government Index generated an annualized return of 7.33%.

         The net asset value of the Fund has also seriously underperformed appropriate market indices. As computed on Bloomberg Analytics, the simple price appreciation of the NAV of the Fund from February 7, 1997 (this is the first reported NAV to Bloomberg) to June 30, 1998 equaled a -1.8573% annual equivalent. With dividends being reinvested in the security the Fund returned 5.3707% for the same time period.

         As reported in The Wall Street Journal on June 30, 1998 according to Lipper Analytical Services, Inc., Bull & Bear U.S. Government Securities Fund. Inc. ranked in the BOTTOM 10 PERFORMERS IN THE CLOSED-END BOND CATEGORY.

         Bull & Bear U.S. Government Bond Fund, Inc.'s net asset value return from June 30, 1997 to June 30, 1998 was reported to be 5.40% which was the last place performance out of 118 closed-end bond funds in the Wall Street Journal Quarterly Closed-End Funds Review. (This included categories of U.S. Gov't Bond Funds, U.S. Mortgage Bond Funds, Investment Grade Bond Funds, Loan Participation Funds, High Yield Bond Funds, and Other Domestic Taxable Bond Funds.)

         As reported in Barron's, Lipper Mutual Funds reports the 52 week net asset value performance to be 5.40%, which is the poorest performing fund in the U.S. Government Bond Fund category.

          KIM believes that the Fund's management is not holding expenses at reasonable levels. Expenses for the six month period ending December 31, 1997 were $245,504, compared to $239,566 for the FULL fiscal year ending June 30, 1997. More than 50% of the income generated by the Fund for the six month period ending December 31, 1997 was dedicated to expenses. It is KIM's opinion, a shareholder owning 1,000 Fund shares has paid $331.91 worth of expenses for this time period. (Based on 739,664 shares outstanding) The August 23, 1996 proxy statement cited under Reasons for Conversion- "The Directors believe that the Conversion will provide the Fund with greater flexibility to seek its investment objective with lower operating expenses." This did not happen, in fact expenses escalated. High expenses are depriving investors of additional investment return.

PROPOSAL II:      UPON PROPOSAL #1 PASSING BY THE MAJORITY OF
                  SHAREHOLDERS THEN KARPUS MANAGEMENT, INC.
                  d/b/a KARPUS INVESTMENT MANAGEMENT, INC. BE
                  NAMED AS THE REPLACING INVESTMENT ADVISER
                  AND MANAGER FOR THE FUND.

             WHY SHAREHOLDERS SHOULD HIRE KARPUS TO MANAGE THE FUND

         Karpus Management, Inc. d/b/a Karpus Investment Management, Inc. ("KIM") is located at 14 A Tobey Village Office Park in Pittsford, New York (a suburb of Rochester). Formed in May of 1986 by George W. Karpus. President, KIM specializes in conservative fixed income investment management. As of May 31, 1998 Karpus currently has approximately $340,000,000 under management comprised of 176 client relationships, with an average account size of $1,700,000. KIM currently employs 16 staff members, nine of which are professionals.

         Karpus Investment Management is well regarded for it's expertise in the fixed income market. KIM is ranked among the "Worlds Best Money Managers" by Nelson's in eight fixed income categories for the period ending December 31, 1997. KIM is also ranked by Mobius in the top quartile of all fixed income managers for the quarter, year, 3 year, 5 year, and ten year period ending December 31, 1997.

         KIM proposes if selected as the replacing investment manager for the Fund, that there will be an automatic reduction in management fees by 5 % from the current level presently charged by Bull & Bear Advisers. This reduction in fees may slightly increase returns for shareholders.

         KIM presently represents beneficial ownership, on behalf of its clients, of 119,250 shares of the Fund or approximately 16.12% of the outstanding shares. As the largest shareholder of the Fund. KIM will dedicate its efforts to reducing expenses, improving investment returns, lowering management fees, and being responsive to shareholders of the Fund. KIM will initiate activities to attempt to close the discount to net asset value of the Fund which may increase shareholder value. KIM has no previous experience in managing a mutual fund, however currently manages five accounts that are larger than the Fund.

         IF KIM is not successful in it's opposition to Bull & Bear Advisers, Inc., KIM may be forced to sell shares in the open market. IF THE SHAREHOLDERS APPROVE THE NEW INVESTMENT GUIDELINES PROPOSED BY MANAGEMENT OF THE FUND, KIM WILL BE FORCED TO SELL SHARES IN THE OPEN MARKET. It is the opinion of KIM that the market discount to net asset value may have been wider if it was not for the market participation of KIM. The total volume traded for the Fund from December 3, 1996 through June 30, 1998 equaled 754,500 shares. The current holding of the Accounts at 119,250 shares represented 15.80% of this total volume. KIM believes that the activity generated by KIM helped support the price of the Fund and allowed liquidity for shareholders who wanted to sell their shares.

           The accounts managed by KIM that hold shares of the Fund are prohibited in their investment guidelines from owning funds that contain the investments proposed by the Board of Directors. If this change is approved by the shareholders it would cause KIM to sell shares of Bull & Bear U.S. Government Securities Fund, Inc. which could result in a reduced market price and further widening of the discount to NAV at which the Fund currently trades. This could cause investors to see the market value of their shares to decline substantially. Management of the Fund is fully aware of this fact, which was disclosed to the Fund in September of 1997 when the Fund previously proposed to become a "Balanced Fund."

PROPOSAL III      TO RETAIN THE FUND'S CURRENT INVESTMENT
                  OBJECTIVE AND INVESTMENT POLICIES

         Currently the Fund's portfolio is invested in U.S. Treasury Notes and Bonds and U.S. Government Agency Bonds. This conservative portfolio maintains the highest possible credit quality. The Fund's Management proposed changes to the investment objective and management policies only 50% of the value of the total assets would be invested in U.S. Government Securities, obligations of other U.S. Government agencies or instrumentality's, including inflation-indexed instruments, and money market instruments. The Fund would then invest the remainder of its total assets primarily in securities of selected growth companies that, in the Investment Manager's opinion, will grow faster than the economy as a whole, and securities issued by companies that invest or deal in natural resources or commodities. This would permit the Fund to invest in equity securities, such as common or preferred stock, convertible securities, non-municipal debt securities, mortgage-related securities, asset backed securities, warrants, loan participation interests, securities of other investment companies, and securities issued by companies that invest of deal in natural resources or commodities. Issuers of these securities may include U.S. and foreign entities, including small capitalization companies and private companies, and such securities may be denominated in U.S. dollars or foreign currencies. This would also allow for investment in securities that are rated lower than investment grade or non-rated securities. There would be a greater risk of timely repayment of principal and interest or dividends on these securities. Securities ratted BB or lower by S&P or Ba by Moody's are often referred to in the financial press as "junk bonds" and may include issuers that are in default. It is proposed by management of the Fund that no more than 5% of the total assets of the Fund may be invested in this manner. The Fund may also invest in securities that are currently in bankruptcy if the Manager believes that the issuer will emerge from bankruptcy. THE NEW OBJECTIVE AND POLICIES WOULD BE NON-FUNDAMENTAL. This would empower the Board of Directors with the authority to change investment policies at any time.

         Management of the Fund, in the opinion of Karpus Investment Management, has previously made decisions that where not in the best interests of the Fund, for example recommending the change in format of the Fund from open-end to closed-end. This decision caused shareholders invested in the Fund at that time to lose 10% of the market value of the shares. It is also the opinion of KIM that the 8% distribution policy could possibly erode the net asset value of the Fund in the future. Shareholders may possibly experience further market losses. .

IV.      TO RETAIN THE CURRENT NAME OF THE FUND

         Karpus Investment Management proposes to continue the current name of the Fund. By being defined as Bull & Bear U.S. Government Securities Fund, Inc. this insures investors that 65% of the assets of the Fund must be invested in U.S. Government Securities. This current name provides investors with the high quality securities in which they have originally chosen to invest.

V.       TO REMAIN A DIVERSIFIED INVESTMENT COMPANY.

         The Fund currently is classified as a "diversified" investment company, which by definition of the 1940 Act generally to limit its investment, with respect to 75% of its total assets, to not more than 5% of such assets in the securities of a single issuer and to not more than 10% of the outstanding voting securities of such issuer.

         The 1940 Act was established as a guideline for diversification within a Fund. The possible change to a "non-diversified" investment company would permit the Fund to allow a relatively high percentage of the Fund's assets to be invested in the securities of a limited number of issuers and in more than 10% of the outstanding voting securities of issuers, including small capitalization companies and private companies."

         This change would make the portfolio less liquid, and in the opinion of KIM substantially increase the volatility and risk level within the Fund.

OTHER MATTERS

         KIM and the following advisory clients for whom it acts as investment adviser will bear the cost of soliciting proxies: Acra-Local 725 Pension Trust of Dade, Amalgamated Transit Union Local #1342, Cardinal American Corporation, Jeffrey I Cooper, Elderwood Affiliates, Inc. Retirement Plan, Seymour Fisher Marital Tr., Fish Furniture Profit Sharing Tr., The William and Estelle Golub Foundation, Inc., Hammer Lithograph Corp. Deferred Profit Sharing, Peter Russo, Trustee U/W William Henderson FBO F. Elizabeth, City of Hialeah Police Pension Fd., InterMetro Ind. Corp. Salaried Employees Pension Trust, James E. Morris IRA Rollover, Monro Muffler Brake, Inc. Retirement Plan, Painters Local 150 Annuity Fund, Plumbers & Pipefitters Local 138 Pension Fund, Roman Catholic Diocese of Syracuse, Inc., Sheet Metal Workers Local 46 Annuity Fund., Sheet Metal Workers Local 46 Pension Fund, YWCA of Rochester and Monroe County- Board Designated Fd. and YWCA of Rochester & Monroe County- Endowment Fund. In addition to the use of the mails, proxies may be solicited personally, by telephone or by other means and such clients may pay persons holding Fund shares in their names or those of their nominees for their expenses in sending soliciting materials to their principals. Solicitations will be made by regular employees of KIM. In addition, the Fund will retain Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005 to solicit proxies on behalf of the Board for a fee estimated at $20,000 plus expenses. Additional costs and expenditures, including fees for attorneys, printing, and mailing are anticipated to be approximately $50,000. KIM intends to seek reimbursement to itself and its advisory clients of some or all of their costs of solicitation from the Fund.

         KIM has been advised by The Fund, which advise is applicable to proxies, as follows:

                  If a proxy is properly executed and returned accompanied by instructions to withhold authority to vote, represents a broker "non-vote" ( that is, a proxy from a broker or nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote shares of the Fund on a particular matter with respect to which the broker or nominee does not have discretionary power) or is marked with an abstention (collectively "abstentions") the Fund's shares represented thereby will be considered to be present at the Meeting for purposes of determining the existence of a quorum for the transaction of business. Under Maryland law, abstentions do not constitute a vote "for" or "against" a matter and will be disregarded in determining "votes cast" on an issue.

                  In the event that a quorum is not present at the Meeting, or if a quorum is present but sufficient votes to approve any of the proposals are not received, the persons names as proxies may propose one or more adjournments of the Meeting to permit further solicitation of proxies. In determining whether to adjourn the meeting the following factors any be considered: the nature of the proposals that are the subject of the Meeting, the percentage of votes actually cast, the percentage of negative votes cast, the nature of any further solicitation, and the information to be provided to stockholders with respect to the reasons for the solicitation. Any adjournment will require the affirmative vote of a majority of those shares affected by the adjournment that are represented at the meeting in person or by proxy. A stockholder vote may be taken for one or more of the proposals in this Proxy Statement prior to any adjournment if sufficient votes have been received for approval. If a quorum is present, the persons named as management proxies will vote those proxies which they are entitled to vote "for" a Proposal in favor of adjournment, and will vote those proxies required to be voted "against" a Proposal against any adjournment. A quorum is constituted with respect to the Fund by the presence in person or by proxy of the holders of a majority of the outstanding shares of the Fund entitled to vote at the Meeting.

         Many allegations of improper actions have been alleged by the Fund and KIM. These matters have yet to come to a determination. Karpus Investment Management has fully funded the legal fees needed to promote a proxy contest, obtain a list of holders of the Fund, along with defending itself against pending legal action by the Fund. The Board of Directors of the Fund has continuously approved these outrageous expenses through their Audit Committee.

         YOUR SUPPORT IS CRUCIAL TO REMOVE MANAGEMENT OF THE FUND. PLEASE VOTE THE ENCLOSED PROXY CARD FOR THE KARPUS INVESTMENT MANAGEMENT PROPOSALS. IF YOU HAVE ANY

QUESTIONS, WE URGE SHAREHOLDERS TO CONTACT KIM TO DISCUSS ANY ISSUES WHICH MAY BE OF CONCERN. PLEASE CALL 800-646-4005 ANYTIME BETWEEN 8:30 AM TO 5:00 PM.


         YOUR VOTE IS IMPORTANT, PLEASE SIGN DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE.

                    GOODKIND LABATON RUDOFF & SUCHAROW LLP
                                100 Park Avenue
                         New York, New York 10017-5563
                           Telephone: (212) 907-0700
                           Facsimile: (212) 818-0477

                                                         INTERNET ADDRESS
                                                         negrinj@glrs.com

                                 July 10, 1998

Charles J. Hecht, Esq.
Hecht & Steckman,  P.C.
60 East 42nd Street,  Suite 5101
New York,  New York     10165-5101

                           Re: Karpus Investment Management, Inc. ("KIM") and Bull & Bear U.S. Government Securities Fund, Inc. (the "Fund")

                                    ------------------------------------------
Dear Mr. Hecht:

                  This letter is in response to your letter dated July 2, 1998 to Mark S. Arisohn of this office, which purported to be in response to a letter dated May 27, 1998 from George W. Karpus, President of KIM, to the individual Directors of the Fund. It is distressing that the Fund's Management is expending the resources of its shareholders to respond to correspondence to its individual Directors.

                  Your letter presents Mr. Karpus's statements out of context. The expenses incurred by the Fund from July 1 through December 31, 1997 were excessive. Your reference to the Fund's expenses earlier in the year and your attempt to shift the blame for subsequent expenses to KIM are misleading. KIM exercised its rights as a shareholder of the Fund to solicit proxies in opposition to the current Board of Directors. KIM was not responsible for the inordinate expenditures by Management, which we have been advised and expressmailing to each and every shareholder, even those who only held one share of stock in the Fund. Management, including the Board of Directors, should respond to Kim's reasonable inquiry: How much did Management spend on the proxy contest?

                  The Fund's Proxy Statement dated October 20, 1997 stated that "The Fund will bear the cost of soliciting proxies. In addition to the use of the mails, proxies may be solicited personally, by telephone, or by other means, an the Fund may pay persons holding its shares in their name or those of their nominees for their expenses in sending soliciting materials to their principals. In addition, the Fund will retain Shareholder Communications Corporation, 17 State Street, New York, New York 1004, to solicit proxies of behalf of the Board for a fee estimated at $10,000 plus expenses." It was the duty of the Board of Directors and its Audit Committee to the shareholders to ensure that the Fund did not pay inordinate expenses to entrench the Fund's Management, including its Board of Directors and Bull & Bear Advisers, Inc. the Funds Adviser.

                  The statement in the Fund's Proxy Statement that "the Fund will bear the cost of soliciting proxies," did not state whose expenses would be reimbursed. Accordingly, KIM's Proxy Statement reasonably stated that "KIM intends to seek reimbursement to itself and its advisory clients of some or all of their costs of solicitation for the Fund." It is the massive expenditures by the Fund's Management, not KIM's modest and reasonable suggestion, that is offensive to the Fund's shareholders.

                  KIM believes that the proxy contest was not successful for several reasons, including insufficient time to respond to Management's repeated misleading mailings, a lack of access to shareholder records, and votes cast by shareholders who were confused as to whom they were actually supporting.

                  KIM has not violated Section 10(b) or Section 16(b) of the Securities Exchange Act of 1934, as amended, or any other securities laws, rules, or regulations. Your repeated allegations do not alter this reality. KIM has rejected your claims in Court and the repetition in your correspondence does not improve your client's position.

                  KIM is also concerned with the possible misstatement of the net asset value ("NAV") of the Fund. KIM's repeated requests for the actual expenses incurred by the Fund for KIM's Proxy Statement mailing have fallen on deaf ears. KIM believes that the Fund's Management overcharged KIM for this mailing. The Fund only mailed approximately one half of the solicitation packages, that KIM originally requested. If the overcharged amount is being carried as an asset of the Fund, then the NAV is erroneous.

                  The purpose of KIM's letter of May 27, 1998 was to advise the Board of Directors of the Fund that they are not fulfilling their fiduciary duty to the shareholders of the Fund. The members of the Board, who are also members of the Audit Committee, should exercise tighter control over excessive expenditure and the calculation of NAV.

                  If the Directors have nothing to hide, individual responses would be appropriate. We now pose this additional question: How much did your letter to us in response to KIM's letter tot the individual Board members cost the shareholders?

                                                              Very truly yours,

                                                              Joel Negrin